Exhibit 99.1

Old Point Releases First Quarter 2025 Results

Hampton, VA, April 30, 2025 (PRNewswire) – Old Point Financial Corporation (the “Company” or “Old Point”) (NASDAQ "OPOF") reported net income of $2.2 million with diluted earnings per common share of $0.42 for the first quarter of 2025 compared to net income of $2.9 million with diluted earnings per common share of $0.57 for the fourth quarter of 2024, and net income of $1.7 million with diluted earnings per common share of $0.34 for the first quarter of 2024. Adjusted operating earnings (non-GAAP) for the first quarter of 2025 were $2.0 million, or $0.39 per diluted share, compared to $1.7 million, or $0.34 per share, for the first quarter of 2024.

As previously disclosed, on April 2, 2025, the Company, The Old Point National Bank of Phoebus (the “Bank”) and TowneBank entered into an Agreement and Plan of Merger (the “Agreement”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, the Company will merge with and into TowneBank and immediately thereafter and contemporaneously therewith, the Bank will merge with and into TowneBank, with TowneBank continuing as the surviving corporation (the “Merger”).

The Agreement and the transactions contemplated thereby are subject to the approval of the shareholders of the Company, the Federal Deposit Insurance Corporation (“FDIC”), Office of the Comptroller of the Currency and Bureau of Financial Institutions of the Virginia State Corporation Commission, as well as other customary closing conditions.

Chairman, President and Chief Executive Officer of the Company and Bank, Robert F. Shuford, Jr., commented, “Building off our record earnings in 2024, we had a strong first quarter from an operating perspective, with revenues, deposits, total assets, and net interest margin all increasing compared to the first quarter of 2024.

“The first quarter was historic for the Old Point family -- culminating in our April 3, 2025 announcement of our agreement to merge with TowneBank, subject to shareholder and regulatory approvals. We are excited about our future partnership and are actively working with the TowneBank team to efficiently complete the Merger. We believe this partnership will provide the combined company with a stronger platform for growth and create enhanced value for our shareholders, customers and employees.”

Key highlights of the first quarter are as follows:

•	Total assets were $1.5 billion at March 31, 2025, increasing $418 thousand or 0.03% from December 31, 2024. Net loans held for investment were $1.0 billion at March 31, 2025, increasing $2.3 million, or 0.2%, from December 31, 2024.

•	Total deposits increased $2.6 million, or 0.2%, from December 31, 2024.

•	Return on average equity (ROE) was 7.50% and adjusted ROE (non-GAAP) was 6.90% for the first quarter of 2025, compared to ROE of 9.96% for the fourth quarter of 2024, and 6.44% for the first quarter of 2024. Return on average assets (ROA) was 0.61% and adjusted ROA (non-GAAP) was 0.56% for the first quarter of 2025, compared to ROA of 0.77% for the fourth quarter of 2024, and 0.48% for the first quarter of 2024.

•	Book value per share and tangible book value per share (non-GAAP) at March 31, 2025 increased 2.32% and 2.35%, from December 31, 2024 and increased 7.54% and 7.72%, respectively from March 31, 2024.

•	Net income decreased $722 thousand, or 25.1%, to $2.2 million for the first quarter of 2025 from $2.9 million for the fourth quarter of 2024 and increased $441 thousand, or 25.7% from $1.7 million for the first quarter of 2024.

•	Net interest margin (NIM) was 3.63% for the first quarter of 2025 compared to 3.52% for the fourth quarter of 2024 and 3.45% for the first quarter of 2024. NIM on a fully tax-equivalent basis (FTE) (non-GAAP) was 3.64% for the first quarter of 2025 compared to 3.53% for the fourth quarter of 2024 and 3.46% for the first quarter of 2024.

•	Net interest income decreased $244 thousand, or 2.0%, to $12.0 million for the first quarter of 2025 from $12.3 million for the fourth quarter of 2024 and increased $468 thousand, or 4.1%, compared to the first quarter of 2024.

•	Provision for credit losses of $717 thousand was recognized for the first quarter of 2025, compared to $90 thousand for the fourth quarter of 2024 and $80 thousand for the first quarter of 2024.

•	Non-performing assets were $4.2 million as of March 31, 2025, increasing $1.5 million or 53.9% from $2.7 million at December 31, 2024. Non-performing assets as a percentage of total assets were 0.29% at March 31, 2025, compared to 0.19% at December 31, 2024. Non-performing assets at March 31, 2025 increased by $2.0 million from $2.2 million, or 0.15% of total assets at March 31, 2024.

•	Liquidity as of March 31, 2025, defined as cash and cash equivalents, unpledged securities, and available secured borrowing capacity, totaled $456.5 million, representing 31.5% of total assets compared to $460.0 million, representing 31.7% of total assets as of December 31, 2024.

For more information about financial measures that are not calculated in accordance with GAAP, please see “Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures” below.

Balance Sheet and Asset Quality

Total assets of $1.5 billion as of March 31, 2025 increased $418 thousand or 0.03% from December 31, 2024. Net loans held for investment increased $2.3 million, or 0.2% from December 31, 2024 to $1.0 billion at March 31, 2025, primarily driven by the following: increases in consumer automobile loans of $5.4 million, commercial – owner occupied loans of $4.3 million, equity lines of credit of $2.0 million, and construction and land development loans of $1.8 million, partially offset by decreases in commercial and industrial loans of $3.3 million and commercial – non-owner occupied loans of $4.8 million. Securities available-for-sale, at fair value, increased $2.8 million from December 31, 2024 to $220.9 million at March 31, 2025.

Total deposits of $1.3 billion as of March 31, 2025 increased $2.6 million, or 0.2%, from December 31, 2024. Noninterest-bearing deposits increased $15.7 million, or 4.4%, savings deposits increased $29.9 million, or 4.5%, and time deposits decreased $43.0 million, or 17.9%. The increase in total deposits was primarily driven by increases from large commercial and municipal customers. Overnight repurchase agreements, other borrowings, Federal Home Loan Bank advances, and subordinated notes decreased $4.4 million to $69.4 million at March 31, 2025 from $73.8 million at December 31, 2024. This was primarily driven by a decrease in subordinated notes of $3.7 million or 12.5% as of March 31, 2025 from December 31, 2024, due to the repurchase and retirement in the first quarter, of a subordinated note issued by the Company, resulting in a realized gain of $656 thousand.

The Company’s total stockholders’ equity at March 31, 2025 increased $3.2 million, or 2.8%, from December 31, 2024 to $117.2 million. The increase was primarily driven by net income and a $1.3 million improvement of unrealized losses on securities available-for-sale driven by fluctuations in market interest rates, net of tax, partially offset by cash dividend payments. The Bank remains well capitalized with a Tier 1 Capital ratio of 13.04% at March 31, 2025 as compared to 12.97% at December 31, 2024. The Bank’s leverage ratio was 10.45% at March 31, 2025 as compared to 10.06% at December 31, 2024.

Non-performing assets (NPAs) totaled $4.2 million as of March 31, 2025, $2.7 million as of December 31, 2024, and $2.2 million as of March 31, 2024. NPAs as a percentage of total assets were 0.29% at March 31, 2025, compared to 0.19% at December 31, 2024, and 0.15% at March 31, 2024. Non-accrual loans were $80 thousand at March 31, 2025, a decrease from $82 thousand at December 31, 2024, and a decrease from $194 thousand at March 31, 2024. Loans past due 90 days or more and still accruing interest increased $1.2 million to $1.9 million at March 31, 2025 from $641 thousand at December 31, 2024 and increased $1.0 million from $878 thousand at March 31, 2024, primarily due to one relationship moving to this category in the first quarter of 2025. Repossessed assets were $2.2 million at March 31, 2025 compared to $2.0 million at December 31, 2024 and $1.1 million at March 31, 2024. The increase in repossessed assets from the prior periods was driven by the recovery efforts of certain loans that were previously past due.

The Company recognized a provision for credit losses of $717 thousand during the first quarter of 2025 compared to $90 thousand during the fourth quarter of 2024 and $80 thousand during the first quarter of 2024. The provision for credit losses for the first quarter of 2025 included a provision of $725 thousand for loans and a $8 thousand recovery for unfunded commitments. The allowance for credit losses (ACL) at March 31, 2025 was $12.0 million. The increase in the ACL on loans during the first quarter of 2025 compared to the fourth quarter of 2024 and first quarter of 2024 was driven by an increase in the specific reserve for one construction and land development relationship, net charge-offs affecting historical loss rates, and the continued uncertainty in the economic outlook in certain portfolios. The ACL on loans as a percentage of loans held for investment was 1.17% at March 31, 2025 compared to 1.13% at December 31, 2024, and 1.12% at March 31, 2024. Quarterly annualized net charge-offs as a percentage of average loans outstanding were 0.14% for the first quarter of 2025, compared to 0.16% for the fourth quarter of 2024 and 0.12% for the first quarter of 2024. As of March 31, 2025, asset quality remains strong. Management believes the level of the ACL is sufficient to absorb expected losses in the loan portfolio; however, if elevated levels of risk are identified, the provision for credit losses may increase in future periods.

Net Interest Income

Net interest income for the first quarter of 2025 was $12.0 million, a decrease of $244 thousand, or 2.0%, from the prior quarter and an increase of $468 thousand, or 4.1%, from the first quarter of 2024. The decrease from the linked quarter was primarily due to lower average balances of loans, partially offset by higher average balance of securities available for sale at higher average yields. The increase from the prior-year comparative quarter was due primarily to higher average balances of, and lower average rates on, interest-bearing liabilities.

Net Interest Margin (NIM) for the first quarter of 2025 was 3.63%, an increase from 3.52% for the fourth quarter of 2024, and an increase from 3.45% for the prior year quarter. On a fully tax-equivalent basis (FTE) (non-GAAP), NIM was 3.64%, for the first quarter of 2025, compared to 3.53% for the fourth quarter of 2024 and 3.46% for the first quarter of 2024. Average earning asset balances for the first quarter decreased $45.5 million at March 31, 2025 compared to December 31, 2024, primarily due to a decrease in the average balances of funds held at the Federal Reserve, with yields on average earning assets decreasing 4 basis points. Average interest-bearing liabilities decreased $40.9 million for the quarter ended March 31, 2025 compared to the quarter ended December 31, 2024 with costs decreasing 20 basis points. The lower interest cost of liabilities was primarily due to lower interest rates on money market and time deposits, partially offset by increases in average short term borrowings during the period.

Average loans were $1.0 billion, a decrease of $5.1 million, or 0.5%, for the first quarter of 2025 compared to the fourth quarter of 2024, and a decrease of $64.0 million, or 5.9%, for the first quarter of 2025 compared to the same period of 2024. Average yields on loans were 3 basis points lower in the first quarter of 2025 compared to the fourth quarter of 2024, the result of lower interest rates, and 18 basis points higher in the first quarter of 2025 compared to the same period of 2024, the result of a higher interest rate environment. The extent to which changing interest rates will ultimately affect the Company’s NIM is uncertain. For more information about these FTE financial measures, please see “Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

Noninterest Income

Total noninterest income was $3.8 million for the first quarter of 2025 compared to $3.2 million for both the fourth quarter of 2024 and the comparative quarter of 2024. The $603 thousand increase during the first quarter of 2025 compared to the linked quarter was primarily driven by the gain on the repurchase and retirement of subordinated notes and an increase in fiduciary and asset management fees, partially offset by losses on the sales of available-for-sale securities, decreases in service charges on deposit accounts and losses on sales of repossessed assets. The $625 thousand increase compared to the first quarter of 2024 was primarily driven by the gain on debt extinguishment and an increase in fiduciary and asset management fees, partially offset by losses on the sales of available-for-sale securities and losses on sales of repossessed assets.

Noninterest Expense

Noninterest expense totaled $12.4 million for the first quarter of 2025 compared to $12.1 million for the fourth quarter of 2024 and $12.7 million for the first quarter of 2024. The increase in expenses from the linked quarter of $359 thousand was primarily related to increases in merger-related costs, professional services, occupancy and equipment, and data processing, partially offset by decreases in salaries and employee benefits, employee professional development, and other operating expenses. The decrease of $256 thousand in expenses over the prior year quarter primarily related to decreases in salaries and employee benefits and other operating expenses, partially offset by merger-related costs.

Capital Management and Dividends

For the first quarter of 2025, the Company declared a dividend of $0.14 per share, consistent with the fourth quarter of 2024. The dividend represents a payout ratio of 33.0% of earnings per share for the first quarter of 2025. The Board of Directors of the Company continually reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, current and future capital requirements, and expected future earnings.

Total consolidated equity increased $3.2 million at March 31, 2025, compared to December 31, 2024, due primarily to net income and $1.3 million reduction, net of tax, in unrealized losses on securities available-for-sale driven by fluctuations in market interest rates, partially offset by cash dividend payments. The Company’s securities available-for-sale are primarily fixed income debt securities, and their unrealized loss position is a result of increases in market interest rates since the investments were acquired rather than credit quality issues. The Company expects to recover its investments in debt securities through scheduled payments of principal and interest and unrealized losses are not expected to affect the earnings or regulatory capital of the Company or its subsidiaries.

At March 31, 2025, the book value per share of the Company’s common stock was $22.96, and tangible book value per share (non-GAAP) was $22.61. For more information about non-GAAP financial measures, please see “Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

Non-GAAP Financial Measures

In reporting the results as of and for the quarter ended March 31, 2025, the Company has provided supplemental financial measures on a fully tax-equivalent, tangible, or adjusted basis. These non-GAAP financial measures are a supplement to GAAP, which is used to prepare the Company’s financial statements, and should not be considered in isolation or as a substitute for comparable measures calculated in accordance with GAAP. In addition, the Company’s non-GAAP financial measures may not be comparable to non-GAAP financial measures of other companies. The Company uses the non-GAAP financial measures discussed herein in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP financial measures provide additional understanding of ongoing operations and provide meaningful information about operating performance by enhancing comparability with other financial periods, other financial institutions, and between different sources of interest income. The non-GAAP measures used by management enhance comparability by excluding the effects of items or events that may obscure trends in the Company’s underlying performance. A reconciliation of the non-GAAP financial measures used by the Company to evaluate and measure the Company’s performance to the most directly comparable GAAP financial measures is presented below.

Safe Harbor Statement Regarding Forward-Looking Statements

Statements in this press release, including without limitation, statements made in Mr. Shuford’s quotation, which use language such as "believes," "expects," "plans," "may," "will," "should," "projects," "contemplates," "anticipates," "forecasts," "intends" and similar expressions, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current beliefs of Old Point's management, as well as estimates and assumptions made by, and information currently available to, management, as of the time such statements are made. These statements are also subject to assumptions with respect to future business strategies and decisions that are subject to change. These statements are inherently uncertain, and there can be no assurance that the underlying beliefs, estimates, or assumptions will prove to be accurate. Actual results, performance, achievements, or trends could differ materially from historical results or those expressed or implied by such statements. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on the Company or its businesses or operations. Forward-looking statements in this release may include, without limitation, statements regarding: the proposed Merger with TowneBank; expected future operations and financial performance; future financial and economic conditions, industry conditions, and loan demand; Old Point’s strategic focuses; impacts of economic uncertainties; performance of the loan and securities portfolios; asset quality; revenue generation; deposit growth and future levels of rates paid on deposits; levels and sources of liquidity and capital resources; future levels of the allowance for credit losses, charge-offs or net recoveries; levels of or changes in interest rates and potential impacts on Old Point’s NIM; changes in NIM and items affecting NIM; expected future recovery of investments in debt securities; expected impact of unrealized losses on earnings and regulatory capital of Old Point or the Bank; liquidity and capital levels; cybersecurity risks; inflation; the effect of future market and industry trends; and other statements that include projections, predictions, expectations, or beliefs about future events or results, or otherwise are not statements of historical fact.

These forward-looking statements are subject to significant risks and uncertainties due to factors that could have a material adverse effect on the operations and future prospects of Old Point including, but not limited to, the Merger may not close in a timely manner or at all because required regulatory, shareholder or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the Merger), which may adversely affect the Company’s business and the price of the Company’s common stock; the outcome of any legal proceeding that may be instituted against the Company related to the Agreement or the Merger; the occurrence of any event, change or other circumstance that could give rise to the right of one or both of the parties to terminate the Agreement; the announcement or pendency of the Merger could adversely affect the Company’s business relationships, results of operations, employees and business generally; the proposed Merger may disrupt current plans and operations of the Company and cause difficulties in the Company’s employee retention; the proposed Merger may divert management’s attention from the Company’s ongoing business operations; the amount of unexpected costs, fees, expenses and other charges related to the Merger; changes in or the effects of: interest rates and yields, such as changes or volatility in short-term interest rates or yields on U.S. Treasury bonds and changes or volatility in U.S. Treasury bonds and changes or volatility in mortgage interest rates, and the impacts on macroeconomic conditions, customer and client behavior, Old Point’s funding costs and Old Point’s loan and securities portfolios; U.S. and global trade policies and tensions, including changes in, or the imposition of, tariffs and/or trade barriers and the economic impacts, volatility and uncertainty resulting therefrom, and geopolitical instability; adverse developments in the financial services industry, such as bank failures, responsive measures to mitigate and manage such developments, related supervisory and regulatory actions and costs, and related impacts on customer and client behavior; the sufficiency of liquidity and regulatory capital; economic and business conditions in the United States generally and particularly in the Company’s service area, including inflation, slowdowns in economic growth, unemployment levels, supply chain disruptions, and the impacts on customer and client behavior; conditions within the financial markets and in the banking industry, as well as the financial condition and capital adequacy of other participants in the banking industry, and the market, supervisory and regulatory reactions thereto; the impact of changes in the political landscape and related policy changes, including monetary, fiscal, regulatory, and trade policies of the U.S. Government, including policies of the U.S. Department of the Treasury and the Federal Reserve, the effect of these policies on interest rates and business in our markets and any changes associated with the current administration; the quality or composition of the loan or securities portfolios and changes therein; effectiveness of expense control initiatives; an insufficient ACL or volatility in the ACL resulting from the CECL methodology, either alone or as may be affected by inflation, changing interest rates or other factors; the value of securities held in the Company’s investment portfolios; deposit flows; the Company’s technology, efficiency, and other strategic initiatives; the legislative/regulatory climate, regulatory initiatives with respect to financial institutions, products and services; the Consumer Financial Protection Bureau (the “CFPB”) and the regulatory and enforcement activities of the CFPB; future levels of government defense spending, particularly in the Company’s service areas; uncertainty over future federal spending or budget priorities, particularly in connection with the Department of Defense, on the Company’s service areas; the U.S. Government’s guarantee of repayment of student or small business loans purchased by the Company; potential claims, damages and fines related to litigation or government actions; demand for loan products and the impact of changes in demand on loan growth; changes in the volume and mix of interest-earning assets and interest-bearing liabilities; the effects of management's investment strategy and strategy to manage the NIM; the level of net charge-offs on loans; the performance of the Company’s dealer/indirect lending program; the strength of the Company’s counterparties; the Company’s ability to compete in the market for financial services and increased competition from both banks and non-banks, including fintech companies; demand for financial services in Old Point's market area; the Company’s ability to develop and maintain secure and reliable electronic systems; any interruption or breach of security in the Company’s information systems or those of the Company’s third party vendors or their service providers; reliance on third parties for key services; cyber threats, attacks, or events; the potential adverse effects of unusual and infrequently occurring events, such as weather-related disasters, terrorist acts, financial crises, political crises, war, and other geopolitical conflicts, such as the war between Russia and Ukraine or in the Middle East, or public health events, and of governmental and societal responses thereto, on, among other things, the Company’s operations, liquidity, and credit quality; the use of inaccurate assumptions in management's modeling systems; technological risks and developments; the commercial and residential real estate markets; the demand in the secondary residential mortgage loan markets; expansion of the Company’s product offerings; effectiveness of expense control initiatives; changes in management; changes in accounting principles, standards, policies guidelines, and interpretations and elections made by the Company thereunder, and the related impact on the Company’s financial statements; and other factors detailed in Old Point's publicly filed documents, including in Part I, Item 1A. “Risk Factors,” and Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its Annual Report on Form 10-K for the year ended December 31, 2024, which have been filed with the U.S. Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein. Forward-looking statements are not statements of historical fact. Readers are cautioned not to place undue reliance on such statements, which speak only as of date they are made.

The Company does not intend or assume any obligation to update, revise or clarify any forward-looking statements that may be made from time to time or on behalf of the Company, whether as a result of new information, future events or otherwise, except as otherwise required by law. In addition, past results of operations are not necessarily indicative of future results.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy securities of Old Point or TowneBank or a solicitation of any vote or approval in connection with the proposed merger of Old Point into TowneBank (the “transaction”). In connection with the transaction, Old Point will file with the SEC a preliminary proxy statement, which will include an offering circular with respect to the common stock of TowneBank to be issued in the transaction. Old Point will deliver a definitive proxy statement/offering circular to its shareholders seeking approval of the transaction and related matters. In addition, each of TowneBank and Old Point may file other relevant documents concerning the proposed transaction with the FDIC and the SEC, respectively.

Investors, TowneBank shareholders and Old Point shareholders are strongly urged to read the definitive proxy statement/offering circular regarding the proposed transaction when it becomes available and other relevant documents filed with the FDIC and SEC, as well as any amendments or supplements to those documents, because they will contain important information about TowneBank, Old Point and the proposed transaction. Free copies of the definitive proxy statement/offering circular, as well as other filings containing information about Old Point, may be obtained after their filing at the SEC’s website (http://www.sec.gov). In addition, free copies of the definitive proxy statement/offering circular, when available, also may be obtained by directing a request by telephone or mail to Old Point Financial Corporation, 101 East Queen Street, Hampton, Virginia 23669, Attention: Investor Relations (telephone: (757) 728-1743), or by accessing Old Point’s website at https://www.oldpoint.com under “Investor Relations.” Free copies of filings containing information about TowneBank may be obtained after their filing at the FDIC’s website (https://www.fdic.gov/). The documents described above also may be obtained by directing a request by telephone or mail to TowneBank, 6001 Harbour View Boulevard, Suffolk, Virginia 23435, Attention: Investor Relations (telephone: (757) 638-6794), or by accessing TowneBank’s website at https://townebank.com under “Investor Relations.” The information on TowneBank’s and Old Point’s websites is not, and shall not be deemed to be, a part of this communication or incorporated into other filings either company makes with the FDIC or SEC.

Participants in the Solicitation

TowneBank, Old Point, and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Old Point in connection with the transaction. Information about the interests of the directors and executive officers of TowneBank and Old Point and other persons who may be deemed to be participants in the solicitation of shareholders of Old Point in connection with the transaction and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the definitive proxy statement/offering circular related to the transaction, which will be filed by Old Point with the SEC.

Information about the directors and executive officers of TowneBank and their ownership of TowneBank common stock is also set forth in the definitive proxy statement for TowneBank’s 2025 Annual Meeting of Shareholders, as filed with the FDIC on Schedule 14A on April 2, 2025. Information about the directors and executive officers of TowneBank, their ownership of TowneBank common stock, and TowneBank’s transactions with related persons is set forth in the sections entitled “Directors, Executive Officers and Corporate Governance,” “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters,” and “Certain Relationship and Related Transactions, and Director Independence” included in TowneBank’s annual report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the FDIC on February 28, 2025, and in the sections entitled “Election of Directors – Proposal One,” “Ownership of Company Common Stock,” “Compensation Discussion and Analysis,” “Named Executive Officers Compensation,” “Compensation of Directors” and “Related Party Transactions” included in TowneBank’s definitive proxy statement in connection with its 2025 Annual Meeting of Shareholders, as filed with the FDIC on April 2, 2025. To the extent holdings of TowneBank common stock by the directors and executive officers of TowneBank have changed from the amounts of TowneBank common stock held by such persons as reflected therein, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the FDIC. Free copies of these documents may be obtained as described above.

Information about the directors and executive officers of Old Point and their ownership of Old Point common stock can also be found in Old Point’s Form 10-K/A, as filed with the SEC on April 30, 2025 (and which is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/0000740971/000114036125016568/ef20048101_10ka.htm) and other documents subsequently filed by Old Point with the SEC. Information about the directors and executive officers of Old Point, their ownership of Old Point common stock, and Old Point’s transactions with related persons is set forth in Item 10. “Directors, Executive Officers, and Corporate Governance,” Item 11. “Executive Compensation,” Item 12. “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters,” and Item 13. “Certain Relationships and Related Transactions, and Director Independence” in Old Point’s Form 10-K/A, as filed with the SEC on April 30, 2025. To the extent holdings of Old Point common stock by the directors and executive officers of Old Point have changed from the amounts of Old Point common stock held by such persons as reflected therein, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Free copies of these documents may be obtained as described above.

Information about Old Point Financial Corporation

Old Point Financial Corporation (Nasdaq: OPOF) is the parent company of Old Point National Bank and Old Point Wealth Management, which serve the Hampton Roads and Richmond regions of Virginia. Old Point National Bank is a locally owned and managed community bank which offers a wide range of financial services from checking, insurance, and mortgage products to comprehensive commercial lending and banking products and services. Old Point Wealth Management is the largest wealth management services provider headquartered in Hampton Roads, Virginia, offering local asset management by experienced professionals. Additional information about the company is available at oldpoint.com.

For more information, contact Laura Wright, Vice President/Marketing Director, at lwright@oldpoint.com or (757) 728-1743.

Old Point Financial Corporation and Subsidiaries
Consolidated Balance Sheets	March 31,	December 31,
(dollars in thousands, except per share amounts)	2025	2024
	(unaudited)	*
Assets

Cash and due from banks	$15,609	$17,098
Interest-bearing due from banks	119,835	122,238
Federal funds sold	451	708
Cash and cash equivalents	135,895	140,044
Securities available-for-sale, at fair value	220,918	218,083
Restricted securities, at cost	3,922	3,918
Loans held for sale	111	-
Loans, net	1,001,009	998,713
Premises and equipment, net	28,870	29,198
Premises and equipment, held for sale	344	344
Bank-owned life insurance	36,464	36,182
Goodwill	1,650	1,650
Core deposit intangible, net	132	143
Repossessed assets	2,183	1,972
Other assets	19,490	20,323
Total assets	$1,450,988	$1,450,570

Liabilities & Stockholders' Equity

Deposits:
Noninterest-bearing deposits	$370,695	$355,041
Savings deposits	689,345	659,445
Time deposits	197,438	240,428
Total deposits	1,257,478	1,254,914
Federal funds purchased, repurchase agreements and other short-term borrowings	3,328	3,967
Federal Home Loan Bank advances	40,000	40,000
Subordinated notes, net	26,081	29,799
Accrued expenses and other liabilities	6,884	7,920
Total liabilities	1,333,771	1,336,600

Stockholders' equity:
Common stock, $5 par value, 10,000,000 shares authorized; 5,105,030 and 5,078,318 shares outstanding (includes 91,616 and 65,920 of nonvested restricted stock, respectively)	25,067	25,062
Additional paid-in capital	17,683	17,548
Retained earnings	89,935	88,492
Accumulated other comprehensive loss, net	(15,468)	(17,132)
Total stockholders' equity	117,217	113,970
Total liabilities and stockholders' equity	$1,450,988	$1,450,570

* Derived from audited consolidated financial statements.

Old Point Financial Corporation and Subsidiaries
Consolidated Statements of Income (unaudited)	Three Months Ended
(dollars in thousands, except per share amounts)	Mar. 31, 2025	Dec. 31, 2024	Mar. 31, 2024

Interest and Dividend Income:
Loans, including fees	$13,987	$14,414	$14,544
Due from banks	1,136	1,772	799
Federal funds sold	8	9	9
Securities:
Taxable	1,975	1,982	1,798
Tax-exempt	137	138	139
Dividends and interest on all other securities	60	71	94
Total interest and dividend income	17,303	18,386	17,383

Interest Expense:
Checking and savings deposits	2,791	3,028	2,597
Time deposits	1,801	2,400	2,172
Federal funds purchased, securities sold under
agreements to repurchase and other short-term borrowings	38	1	1
Federal Home Loan Bank advances	401	410	778
Long term borrowings	264	295	295
Total interest expense	5,295	6,134	5,843
Net interest income	12,008	12,252	11,540
Provision for credit losses	717	90	80
Net interest income after provision for credit losses	11,291	12,162	11,460

Noninterest Income:
Fiduciary and asset management fees	1,332	1,212	1,192
Service charges on deposit accounts	770	798	758
Other service charges, commissions and fees	943	904	883
Bank-owned life insurance income	282	274	265
Loss on sale of available-for-sale securities, net	(176)	-	-
(Loss) gain on sale of repossessed assets, net	(84)	(65)	22
Gain on redemption and retirement of subordinated notes	656	-	-
Other operating income	124	121	102
Total noninterest income	3,847	3,244	3,222

Noninterest Expense:
Salaries and employee benefits	7,343	7,640	7,831
Occupancy and equipment	1,181	1,039	1,173
Data processing	1,333	1,163	1,315
Customer development	134	129	55
Professional services	674	575	585
Employee professional development	183	209	211
Merger-related costs	261	-	-
Other taxes	284	268	261
Other operating expenses	1,054	1,065	1,272
Total noninterest expense	12,447	12,088	12,703
Income before income taxes	2,691	3,318	1,979
Income tax expense	533	438	262
Net income	$2,158	$2,880	$1,717

Basic Earnings per Common Share:
Weighted average shares outstanding	5,091,088	5,077,995	5,039,819
Net income per share of common stock	$0.42	$0.57	$0.34

Diluted Earnings per Common Share:
Weighted average shares outstanding	5,091,088	5,077,995	5,039,876
Net income per share of common stock	$0.42	$0.57	$0.34

Cash Dividends Declared per Share:	$0.14	$0.14	$0.14

Old Point Financial Corporation and Subsidiaries
Average Balance Sheets, Net Interest Income And Rates

	For the quarters ended
(unaudited)	March 31, 2025			December 31, 2024			March 31, 2024
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(dollars in thousands)	Balance	Expense	Rate**	Balance	Expense	Rate**	Balance	Expense	Rate**
ASSETS
Loans*	$1,012,941	$13,987	5.60%	$1,018,029	$14,414	5.63%	$1,076,894	$14,544	5.42%
Investment securities:
Taxable	193,795	1,975	4.13%	191,341	1,982	4.12%	175,241	1,798	4.12%
Tax-exempt*	25,799	173	2.72%	25,879	175	2.69%	26,115	176	2.70%
Total investment securities	219,594	2,148	3.97%	217,220	2,157	3.95%	201,356	1,974	3.93%
Interest-bearing due from banks	103,402	1,136	4.46%	146,226	1,772	4.82%	57,921	799	5.53%
Federal funds sold	797	8	4.07%	740	9	4.84%	709	9	5.09%
Other investments	3,918	60	6.21%	3,887	71	7.27%	5,201	94	7.27%
Total earning assets	1,340,652	$17,339	5.25%	1,386,102	$18,423	5.29%	1,342,081	17,420	5.21%
Allowance for credit losses	(11,463)			(11,628)			(12,393)
Other non-earning assets	100,833			104,070			105,193
Total assets	$1,430,022			$1,478,544			$1,434,881

LIABILITIES AND STOCKHOLDERS' EQUITY
Time and savings deposits:
Interest-bearing transaction accounts	$83,896	$2	0.01%	$86,306	$2	0.01%	$94,434	$3	0.01%
Money market deposit accounts	504,756	2,783	2.24%	502,579	3,020	2.39%	452,198	2,587	2.29%
Savings accounts	77,273	6	0.03%	78,734	6	0.03%	89,035	7	0.03%
Time deposits	216,856	1,801	3.37%	254,748	2,400	3.75%	238,076	2,172	3.66%
Total time and savings deposits	882,781	4,592	2.11%	922,367	5,428	2.34%	873,743	4,769	2.19%
Federal funds purchased, repurchase
agreements and other short-term borrowings	3,890	38	3.96%	2,022	1	0.20%	2,484	1	0.16%
Federal Home Loan Bank advances	40,000	401	4.07%	40,000	410	4.08%	69,716	778	4.48%
Subordinated notes	26,644	264	4.02%	29,777	295	3.94%	29,680	295	3.99%
Total interest-bearing liabilities	953,315	5,295	2.25%	994,166	6,134	2.45%	975,623	5,843	2.40%
Demand deposits	352,312			361,045			344,098
Other liabilities	7,717			8,326			8,209
Stockholders' equity	116,678			115,007			106,951
Total liabilities and stockholders' equity	$1,430,022			$1,478,544			$1,434,881
Net interest margin*		$12,044	3.64%		$12,289	3.53%		$11,577	3.46%

* Computed on a fully tax-equivalent basis (non-GAAP) using a 21% rate, adjusting interest income by $36 thousand for the quarter ended March 31, 2025 and by $37 thousand for each of the quarters ended December 31, 2024 and March 31, 2024, respectively.

** Annualized

Old Point Financial Corporation and Subsidiaries	As of or for the quarters ended,
Selected Ratios (unaudited)	March 31,	December 31,	March 31,
(dollars in thousands, except per share data)	2025	2024	2024

Earnings per common share, diluted	$0.42	$0.57	$0.34
Return on average assets (ROA)	0.61%	0.77%	0.48%
Return on average equity (ROE)	7.50%	9.96%	6.44%
Net Interest Margin (FTE) (non-GAAP)	3.64%	3.53%	3.46%
Efficiency ratio	78.51%	78.01%	86.05%
Efficiency ratio (FTE) (non-GAAP)	78.32%	77.82%	85.83%
Book value per share	$22.96	$22.44	$21.35
Tangible Book Value per share (non-GAAP)	$22.61	$22.09	$20.99
Non-performing assets (NPAs) / total assets	0.29%	0.19%	0.15%
Annualized Net Charge-Offs / average total loans	0.14%	0.16%	0.12%
Allowance for credit losses on loans / total loans	1.17%	1.13%	1.12%

Non-Performing Assets (NPAs)
Nonaccrual loans	$80	$82	$194
Loans > 90 days past due, but still accruing interest	1,884	641	878
Repossessed assets	2,183	1,972	1,080
Total non-performing assets	$4,147	$2,695	$2,152

Other Selected Numbers
Loans, net	$1,001,009	$998,713	$1,055,955
Deposits	1,257,478	1,254,914	1,228,269
Stockholders' equity	117,217	113,970	107,630
Total assets	1,450,988	1,450,570	1,445,489
Loans charged off during the quarter, net of recoveries	351	407	336
Quarterly average loans	1,012,941	1,018,029	1,076,894
Quarterly average assets	1,430,022	1,478,544	1,434,881
Quarterly average earning assets	1,340,652	1,386,102	1,342,081
Quarterly average deposits	1,235,093	1,283,412	1,217,841
Quarterly average equity	116,678	115,007	106,951

Old Point Financial Corporation and Subsidiaries
Reconciliation of Certain Non-GAAP Financial Measures (unaudited)
(dollars in thousands, except per share data)	Three Months Ended
	Mar. 31, 2025	Dec. 31, 2024	Mar. 31, 2024

Fully Taxable Equivalent Net Interest Income
Net interest income (GAAP)	$12,008	$12,252	$11,540
FTE adjustment	36	37	37
Net interest income (FTE) (non-GAAP)	$12,044	$12,289	$11,577
Noninterest income (GAAP)	3,847	3,244	3,222
Total revenue (FTE) (non-GAAP)	$15,891	$15,533	$14,799
Noninterest expense (GAAP)	12,447	12,088	12,703

Average earning assets	$1,340,652	$1,386,102	$1,342,081
Net interest margin	3.63%	3.52%	3.45%
Net interest margin (FTE) (non-GAAP)	3.64%	3.53%	3.46%

Efficiency ratio	78.51%	78.01%	86.05%
Efficiency ratio (FTE) (non-GAAP)	78.32%	77.82%	85.83%

Tangible Book Value Per Share
Total Stockholders' Equity (GAAP)	$117,217	$113,970	$107,630
Less goodwill	1,650	1,650	1,650
Less core deposit intangible, net	132	143	176
Tangible Stockholders' Equity (non-GAAP)	$115,435	$112,177	$105,804

Shares issued and outstanding	5,105,030	5,078,318	5,040,391

Book value per share	$22.96	$22.44	$21.35
Tangible book value per share (non-GAAP)	$22.61	$22.09	$20.99

Adjusted Operating Earnings (non-GAAP)
Net income (GAAP)	$2,158	$2,880	$1,717
Plus loss on sale of available-for-sale securities, net of tax	139	-	-
Less gain on redemption and retirement of subordinated notes, net of tax	(518)	-	-
Plus merger-related costs, net of tax	206	-	-
Adjusted Operating Earnings (non-GAAP)	$1,985	$2,880	$1,717

Weighted average diluted shares	5,091,088	5,077,995	5,039,876
Diluted EPS (GAAP)	$0.42	$0.57	$0.34
Diluted EPS (non-GAAP)	$0.39	$0.57	$0.34
Average assets	$1,430,022	$1,478,544	$1,434,881
Average equity	$116,678	$115,007	$106,951
Return on average assets (GAAP)	0.61%	0.77%	0.48%
Adjusted return on average assets (non-GAAP)	0.56%	0.77%	0.48%
Return on average equity (GAAP)	7.50%	9.96%	6.44%
Adjusted return on average equity (non-GAAP)	6.90%	9.96%	6.44%
Efficiency ratio (GAAP)	78.51%	78.01%	86.05%
Adjusted efficiency ratio (non-GAAP)	79.62%	77.82%	85.84%